Exhibit 99.3

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion of our opinion letter dated October 22, 2025 to the Board of Directors of Third Coast Bancshares, Inc. (the “Company”) as Annex E to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of the Company (the “Amended Registration Statement”) and (ii) the description of our opinion and references to our firm and our opinion included in such Amended Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: December 18, 2025